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                                                                    EXHIBIT 99.1


Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE


                 LENNAR EPS INCREASES 70% IN THIRD QUARTER 2001


         MIAMI, SEPTEMBER 20, 2001 -- LENNAR CORPORATION (NYSE: LEN)

         Like all Americans, we are deeply saddened by the events of last week. We pray for the families of the victims of this tragedy. We pray, and believe, that our country will grow stronger as we work together through this very difficult time.

         Any discussion of our financial results is, of course, secondary to the sympathies that we feel for the victims of last week's attack. Nevertheless, we continue to build a strong company for a brighter day when our country returns to normalcy.

                                FINANCIAL RESULTS

         Third quarter net earnings increased 75% to $106.7 million from $61.0 million in 2000. Earnings per share increased 70% in the third quarter of 2001 to $1.53 per share diluted from $0.90 per share diluted in 2000, and exceeded the First Call consensus estimate of $1.33 per share. Revenues in the third quarter increased 15% to $1.6 billion from $1.4 billion in the same period last year. Operating margin as a percentage of home sales increased to 13.5% from 9.3% in 2000, an increase of 420 basis points.

         The Company remains comfortable with the First Call consensus estimate of $1.81 per share for Q4 2001, which would result in a 2001 earnings target of $5.49 per share.



                 THREE MONTHS ENDED AUGUST 31, 2001 COMPARED TO

                       THREE MONTHS ENDED AUGUST 31, 2000

         HOMEBUILDING

         Revenues from sales of homes increased 14% in the third quarter of 2001 to $1.4 billion from $1.2 billion in 2000. Revenues were higher as a result of an 11% increase in the number of home deliveries and a 3% increase in the average sales price. New home deliveries increased

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         to 6,134 homes in the third quarter from 5,544 homes last year. New home deliveries were higher primarily due to increases in home deliveries in Florida and Texas, compared to the same period in 2000. The average sales price on homes delivered increased to $232,000 from $224,000 primarily due to an increase in the average sales price in most of the Company's existing markets, combined with changes in product mix.

         Gross margin percentages on home sales were 23.9% in the third quarter of 2001, compared to 19.7% in the same period last year. The gross margin percentage in 2000 was 20.7% excluding the effect of purchase accounting associated with the acquisition of U.S. Home. The increase in 2001 was due to improved operational efficiencies and strength in the homebuilding markets in which the Company operates.

         Selling, general and administrative expenses as a percentage of revenues from home sales were 10.3% in the third quarter of 2001, compared to 10.4% in 2000.

         As a result of the increase in gross margin percentage in the third quarter of 2001, operating margin as a percentage of home sales increased to 13.5% from 9.3% in 2000, an increase of 420 basis points.

         Revenues from land sales totaled $39.9 million in the third quarter of 2001, compared to $38.3 million in the same period in 2000. Gross profits from land sales totaled $2.1 million, or a 5.2% margin, in the third quarter of 2001, compared to $3.8 million, or a 9.9% margin, in the same period last year. Equity in earnings from partnerships was $2.3 million in the third quarter of 2001, compared to $3.2 million in the same period last year. Profits achieved on land sales and equity in earnings from partnerships may vary significantly from period to period depending on the timing of land sales by the Company and its partnerships.

         FINANCIAL SERVICES

                  Operating earnings for the Financial Services Division increased to $24.7 million in the third quarter of 2001 from $17.0 million in the third quarter of 2000. The increase reflects the successful operational efficiencies which resulted from the combination of Lennar's and U.S. Home's mortgage operations and the consolidation of the Company's title operations under the North American Title banner. Additionally, the increase was a result of a greater level of refinance activity.

         CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES

                  Corporate general and administrative expenses as a percentage of total revenues were 1.2% in the third quarter of 2001, compared to 1.0% in the same period last year.

         INTEREST EXPENSE

         In the third quarter of 2001, interest expense was $30.7 million, or 1.9% of total revenues, compared to interest expense of $27.8 million, or 2.0% of total revenues, in 2000. The

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         decrease in interest as a percentage of total revenues was due to lower average debt outstanding combined with lower interest rates, compared to the same period last year.



                  NINE MONTHS ENDED AUGUST 31, 2001 COMPARED TO

                        NINE MONTHS ENDED AUGUST 31, 2000

         HOMEBUILDING

         Revenues from sales of homes increased 41% in the nine months ended August 31, 2001 to $3.7 billion from $2.6 billion in 2000. Revenues were higher as a result of a 33% increase in the number of home deliveries and a 6% increase in the average sales price. New home deliveries increased to 15,744 homes in the nine months ended August 31, 2001 from 11,814 homes last year. New home deliveries were higher primarily due to the inclusion of a full nine months of U.S. Home's homebuilding activity in the nine months ended August 31, 2001, compared to four months inclusion in 2000. The average sales price on homes delivered increased to $233,000 from $221,000 primarily due to an increase in the average sales price in most of the Company's existing markets, combined with changes in product mix.

         Gross margin percentages on home sales were 23.4% in the nine months ended August 31, 2001, compared to 19.2% in the same period last year. The gross margin percentage in 2000 was 20.5% excluding the effect of purchase accounting associated with the acquisition of U.S. Home. The increase in 2001 was due to improved operational efficiencies and strength in the homebuilding markets in which the Company operates.

         Selling, general and administrative expenses as a percentage of revenues from home sales were 10.7% in both the nine months ended August 31, 2001 and 2000.

         As a result of the increase in gross margin percentage in the nine months ended August 31, 2001, operating margin as a percentage of home sales increased to 12.7% from 8.5% in 2000, an increase of 420 basis points.

         Revenues from land sales totaled $67.8 million in the nine months ended August 31, 2001, compared to $128.5 million in the same period in 2000. Gross profits from land sales totaled $4.2 million, or a 6.2% margin, in the nine months ended August 31, 2001, compared to $16.9 million, or a 13.2% margin, in the same period last year. Equity in earnings from partnerships was $8.8 million in the nine months ended August 31, 2001, compared to $9.7 million in the same period in 2000. Profits achieved on land sales and equity in earnings from partnerships may vary significantly from period to period depending on the timing of land sales by the Company and its partnerships.



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         FINANCIAL SERVICES

                  Operating earnings for the Financial Services Division increased to $65.6 million in the nine months ended August 31, 2001 from $32.5 million in 2000. The increase was attributable to the sale of the Company's mortgage servicing operations which generated a pre-tax profit of approximately $13 million. Additionally, the increase reflects the successful operational efficiencies which resulted from the combination of Lennar's and U.S. Home's mortgage operations and the consolidation of the Company's title operations under the North American Title banner. The increase also reflects a greater level of refinance activity, as well as nine months of earnings contribution from U.S. Home in 2001, compared to four months inclusion in the prior year.

         CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES

                  Corporate general and administrative expenses as a percentage of total revenues were 1.3% in the nine months ended August 31, 2001, compared to 1.1% in the same period last year.

         INTEREST EXPENSE

         In the nine months ended August 31, 2001, interest expense was $83.8 million, or 2.1% of total revenues, compared to interest expense of $57.6 million, or 1.9% of total revenues, in 2000. The increase in interest as a percentage of total revenues was primarily due to higher average debt outstanding, compared to the same period last year.

         Lennar Corporation, founded in 1954, is headquartered in Miami, Florida. The Company has homebuilding operations in 14 states and is one of the nation's leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Under the Lennar Family of Builders banner, the Company includes the following brand names: Lennar Homes, U.S. Home, Greystone, Village Builders, Renaissance, Orrin Thompson, Lundgren Bros., Winncrest and Rutenberg Homes. The Company's active adult and retiree communities are primarily marketed under the Heritage and Greenbriar brand names. Lennar's Financial Services Division provides residential mortgage services, title and closing services, and its Strategic Technologies Division provides high-speed Internet access, cable television and home monitoring services for both Lennar homebuyers and other customers.




         Certain statements contained in this press release may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which are anticipated. With regard to the Company, these factors include, but are not limited to, changes in general economic conditions, the market for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, environmental factors and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended November 30, 2000 for a further discussion of these and other risks and uncertainties applicable to the Company's business.



         Previous press releases may be obtained at www.lennar.com. A conference call to discuss the Company's third quarter earnings will be held at 10:00 AM Eastern time on Thursday, September 20, 2001. The call will be broadcast live over the Internet and can be accessed through the Company's web site at www.lennar.com. A replay of the conference call will be available later that day by calling 719-457-0820 and entering 749256 as the confirmation number.



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                               LENNAR CORPORATION

                   Selected Revenues and Earnings Information
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                    Three Months Ended                  Nine Months Ended
                                        August 31,                          August 31,
                                  2001              2000               2001              2000

                                Includes          Includes          Includes          Includes
                                  three             three             nine              four
                                months of         months of         months of         months of
                                U.S. Home         U.S. Home         U.S. Home         U.S. Home
    Revenues:
      Homebuilding             $1,466,792         1,288,700         3,761,959         2,756,753
      Financial
       services                   110,836            87,515           311,244           228,009
         Total
          revenues             $1,577,628         1,376,215         4,073,203         2,984,762

    Operating earnings:
      Homebuilding             $  199,047           124,395           486,516           255,052
      Financial
       services                    24,667            16,999            65,580            32,547
         Total
          operating
            earnings              223,714           141,394           552,096           287,599

    Corporate general
     and administrative
     expenses                      19,545            13,554            53,720            33,880
    Interest expense               30,681            27,829            83,795            57,557

    Earnings before
     income taxes                 173,488           100,011           414,581           196,162

    Income taxes                   66,793            39,004           159,614            76,503

    Net earnings               $  106,695            61,007           254,967           119,659

    Average shares
     outstanding:
       Basic                       63,025            61,650            62,607            55,863
       Diluted                     70,825            69,145            70,515            62,749


    Earnings per share:
       Basic                   $     1.69              0.99              4.07              2.14
       Diluted                 $     1.53              0.90              3.68              1.98

    Supplemental
     information:
       EBITDA                  $  216,051           140,587           534,243           284,593
       Interest
        incurred               $   31,996            40,970            96,330            78,907



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                               LENNAR CORPORATION

                        Homebuilding Segment Information
                                 (In thousands)
                                   (Unaudited)

                                  Three Months Ended                   Nine Months Ended
                                      August 31,                          August 31,
                                2001               2000              2001              2000

                              Includes           Includes         Includes          Includes
                               three              three             nine              four
                             months of          months of         months of         months of
                             U.S. Home          U.S. Home         U.S. Home         U.S. Home
Revenues:
  Sales of homes             $1,422,056         1,243,408         3,674,906         2,610,782
  Sales of land
   and other
   revenues                      42,408            42,119            78,210           136,304
  Equity in earnings
   from partnerships              2,328             3,173             8,843             9,667
    Total revenues            1,466,792         1,288,700         3,761,959         2,756,753

Costs and expenses:
  Cost of
   homes sold                 1,082,643           998,390         2,813,991         2,109,490
  Cost of land and
   other expenses                38,196            36,113            66,474           114,098
  Selling, general
   and administrative           146,906           129,802           394,978           278,113
    Total costs and
     expenses                 1,267,745         1,164,305         3,275,443         2,501,701

Operating
 earnings                    $  199,047           124,395           486,516           255,052



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                               LENNAR CORPORATION

             Summary of Deliveries, New Orders and Backlog By Region
                             (Dollars in thousands)

                             Three Months Ended           Nine Months Ended
                                   August 31,                  August 31,
                              2001          2000          2001          2000

                            Includes      Includes    Includes      Includes
                             three         three        nine          four
                           months of     months of    months of     months of
                           U.S. Home     U.S. Home    U.S. Home     U.S. Home
    Deliveries:
       East                  2,046         1,794        5,244         3,897
       Central               1,969         1,694        4,714         3,613
       West                  2,119         2,056        5,786         4,304
         Subtotal            6,134         5,544       15,744        11,814

       Joint ventures          154           135          675           193
         Total               6,288         5,679       16,419        12,007

    New Orders:
       East                  2,128         1,820        6,513         4,030
       Central               1,562         1,511        5,322         3,520
       West                  2,059         1,935        6,598         4,683
         Subtotal            5,749         5,266       18,433        12,233

       Joint ventures          113            94          742           167
         Total               5,862         5,360       19,175        12,400


    Backlog - Homes:
       East                                             4,037         3,624
       Central                                          2,535         1,653
       West                                             4,263         3,938
         Subtotal                                      10,835         9,215

       Joint ventures                                     284           272
         Total                                         11,119         9,487

Backlog Dollar Value (including JVs)              $ 2,701,382     2,288,779

The Company's market regions consist of the following states:

East: Florida, Maryland/Virginia and New Jersey

Central: Texas, Minnesota and Ohio

West: California, Colorado, Arizona and Nevada

In addition, the Company has various joint ventures in North Carolina, Michigan and Missouri.



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                               LENNAR CORPORATION

                      Consolidated Condensed Balance Sheets
                             (Dollars in thousands)
                                   (Unaudited)

                                                            August 31,
                                                     2001               2000
Assets:
    Cash and cash equivalents                     $  208,570             58,134
    Inventories                                    2,703,412          2,662,750
    Investments in partnerships                      349,772            254,839
    Other assets                                     285,893            296,030
    Financial services                               624,758            497,634
                                                  $4,172,405          3,769,387



Liabilities and stockholders' equity:
    Accounts payable
     and other liabilities                        $  681,738            616,181
    Mortgage notes
     and other debts payable                       1,490,385          1,656,066
    Financial services                               505,453            381,038
      Total liabilities                            2,677,576          2,653,285

    Stockholders' equity                           1,494,829          1,116,102
                                                  $4,172,405          3,769,387

Net debt to total capital                               46.2%              58.9%




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